Exhibit 99.4

Privileged & Confidential

Team Member Q&A

NOT FOR EXTERNAL DISTRIBUTION, FORWARDING OR PRINTING

•	Who is WMIH and KKR, and why are we merging with them?

•	Nationstar has entered into a definitive merger agreement with WMIH, a publicly traded company on NASDAQ. They have been looking for an opportunity join forces with a company like ours and are excited to work with our talented team to build on our already strong foundation. KKR is the largest stockholder in WMIH and has been WMIH’s strategic partner in this transaction.

•	As our conversations with WMIH developed, it became clear to the Nationstar Board that they were the right long-term partner and that now was the right time. We share a common vision with WMIH for the future potential of our platform, and we believe we will benefit from the deep financial industry expertise that WMIH brings to the table, including through the involvement of KKR.

•	WMIH has great respect for the company we’ve built, for our incredible team, and for our culture. WMIH is not buying Nationstar for our individual components, but for the whole.

•	Is this sale impacting Xome and Champion, as well?

•	Yes. The merger includes all companies under the Nationstar Mortgage Holdings Inc. umbrella.

•	What will happen with my equity?

•	The merger, once completed, will trigger a change in control, and all RSUs or RSAs that have already been granted to you will vest immediately. As we work through the process of completing this transaction, more information will be communicated to shareholders. Please recall you can only trade NSM securities when the trading window is open.

•	Will my benefits change?

•	The selections you made for your 2018 open enrollment will not be impacted. Periodically, we review benefits options to ensure we are providing team members with benefits reflective of the competitive marketplace.

•	Will my pay, bonuses and merit increases be impacted?

•	At this time, we have no plans to change pay, merit increases or bonuses for 2018. Keep in mind, bonuses and merit are discretionary and dependent on our ability to reach our goals. Always work hard to delight our customers and manage to our objectives for the year!

•	Will there be any executive management changes?

•	We do not have any plans to make executive management changes at this time. Though WMIH is publicly traded, they do not have expertise in mortgage servicing, originations or technology, and the business will rely on Nationstar’s leadership and staff to operate effectively. Additionally, they saw what we’ve all known for some time, that we have the best team and an incredible vision for our customers and our business.

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•	Will we have to change our name from Mr. Cooper to WMIH?

•	We are 100% committed to Mr. Cooper! During our conversations with WMIH and KKR, we proudly shared how far we’ve come on our journey to become Mr. Cooper, the impressive milestones we’ve reached servicing more than 3 million customers, and the enormous opportunity we have to drive further change in our industry. This agreement is an amazing recognition of those achievements and another incredible step in our journey to reinvent the home loan experience for our customers.With the merger in to WMIH and KKR as an equity partner, we will be well positioned to innovate and invest in growing our business, reaching new customers and launching new products.

•	Will Xome or Champion change its name?

•	WMIH is merging with Nationstar Mortgage Holdings and while Nationstar Mortgage Holdings may operate under a new name, all entities that are under the holdings company will continue to operate with their names and licensing. No change!

•	Will our core values change or our culture be impacted?

•	Our commitment to our core values is why our company has been successful. WMIH and KKR were impressed by our cultural transformation and agree that Happy Teams lead to Happy Customers and that’s great for business. Our continued success is dependent on your ability to take care of our customers and be Champions, Challengers and Cheerleaders every day, so please keep up your amazing work.

•	How will this impact our 2018 strategic initiatives?

•	This is a huge step forward in achieving our goals to reinvent the home loan experience for our customers. We are in a good position to innovate and invest in growing our business, reaching new customers and launching new products.

•	Will we continue to be a publicly traded company?

•	Yes. WMIH is publicly traded, and we are merging with them. The operating business will retain the Nationstar Mortgage name and Dallas headquarters and, at least initially, be traded on the NASDAQ under the ticker symbol “WMIH.”

•	Will the company headquarters move?

•	No. This merger will not have an impact on our day-to-day business operations. Our valued team members will become a part of the merged entity as the business is relying on us to manage the operations and grow the business. The leadership team will remain unchanged and we will happily stay headquartered in North Texas.

•	How long will the process take to fully change ownership?

•	As with any process involving changes in ownership, this one will take time, and our target is to close in the second half of the year. Additionally, this transaction is subject to regulatory approvals and other customary closing conditions. As we have updates, we will share them with you.

•	Will this impact any planned boardings for servicing?

•	This merger will have no impact on our customers, and we will continue to move forward with planned boardings.

Privileged & Confidential

•	Are there any other changes you anticipate as a result of this merger/acquisition?

•	This agreement is an amazing recognition of those achievements and another incredible step in our journey to reinvent the home loan experience for our customers. We are in a great position to innovate and invest in growing our business, reaching new customers and launching new products.

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IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving WMIH and Nationstar. WMIH intends to file a registration statement on Form S-4 with the SEC, which will include a joint proxy statement of WMIH and Nationstar and a prospectus of WMIH, and each party will file other documents regarding the proposed transaction with the SEC. Any definitive proxy statement(s)/prospectus(es) will also be sent to the stockholders of WMIH and/or Nationstar, as applicable, seeking any required stockholder approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of WMIH and Nationstar are urged to carefully read the entire registration statement(s) and proxy statement(s)/prospectus(es), when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by WMIH and Nationstar with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by WMIH may be obtained free of charge from WMIH at www.wmih-corp.com, and the documents filed by Nationstar may be obtained free of charge from Nationstar at www.nationstarholdings.com. Alternatively, these documents, when available, can be obtained free of charge from WMIH upon written request to WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, Attn: Secretary, or by calling (206) 922-2957, or from Nationstar upon written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Blvd, Dallas, TX 75019, Attention: Corporate Secretary, or by calling (469) 549-2000.

WMIH and Nationstar and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of WMIH and/or Nationstar, as applicable, in favor of the approval of the merger. Information regarding WMIH’s directors and executive officers is contained in WMIH’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 and its Proxy Statement on Schedule 14A, dated April 18, 2017, which are filed with the SEC. Information regarding Nationstar’s directors and executive officers is contained in Nationstar’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, and its Proxy Statement on Schedule 14A, dated April 11, 2017, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement(s) and the proxy statement(s)/prospectus(es) and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Privileged & Confidential

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, WMIH’s and Nationstar’s expectations or predictions of future financial or business performance or conditions. All statements other than statements of historical or current fact included in this communication that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in WMIH’s Form 10-K for the year ended December 31, 2016 under Risk Factors in Part I, Item 1A and Nationstar’s Form 10-K for the year ended December 31, 2016 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and WMIH and Nationstar believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither WMIH nor Nationstar is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports, which WMIH and Nationstar have filed or will file from time to time with the SEC.

In addition to factors previously disclosed in WMIH’s and Nationstar’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the merger, including approval by shareholders of WMIH and Nationstar on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks associated with investing in real estate assets and changes in interest rates; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; macroeconomic factors beyond WMIH’s or Nationstar’s control; risks related to WMIH’s or Nationstar’s indebtedness and other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.